Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made between Deborah M. Ramentol (“Employee” or “you”) and Lincoln Educational Services Corporation (“Company”).

WHEREAS, Employee has elected to retire from her position as Senior Group President with the Company effective February 1, 2018; and

WHEREAS, in recognition of Employee’s service the Company desires to extend to Employee certain payments and benefits; and

WHEREAS, the parties have mutually agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

1.             Retirement Date.  The Employee hereby notifies the Company of her intention to retire and hereby elects to retire on February 1, 2018 (the “Retirement Date”). The Employee’s last day of employment will be February 1, 2018.

2.             Retirement Compensation & Benefits.  In consideration of your service to the Company and the waiver and release of claims set forth below, the Company shall provide you with the following:

a)
A lump sum payment of $284,387.25 less all lawful or required deductions as retirement compensation. The payment will be made in a lump sum, by corporate check made payable to you within 14 days after execution of this Agreement or 14 days after the Retirement Date as stated above, whichever is later, but no earlier than 8 days after Employee signs this Agreement.

b)
The Employee shall be eligible to earn and receive payment for an annual bonus for the 2017 plan year, the amount of which shall be based upon the performance targets or such other criteria that are determined by the Board or the Compensation Committee pursuant to the provisions of the Company’s Key Management Team Incentive Compensation Plan in effect for the applicable year.

c)
Effective March 1, 2018, you and/or your covered spouse and dependents (if any) may elect a temporary extension of medical, dental and vision plan coverage at group rates (called “COBRA continuation coverage”).  The Company will provide you and/or your covered spouse with a separate notice summarizing the COBRA continuation coverage rights and obligations, as well as an election form.  The Company will pay the equivalent of its current monthly benefit contribution up to eleven months, or through January 31, 2019, toward COBRA payments.  Should you elect COBRA with coverage through January 31, 2019, you will be required to submit COBRA payments for your portion of the contributions in accordance with your COBRA notification.  Should you elect to continue COBRA after January 31, 2019, you will be required to submit COBRA payments in accordance with your COBRA notification.

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d)	Immediate vesting of 50,000 of your restricted shares as of the Retirement Date under the Company’s current stock option plan; and

e)	The right to exercise your vested stock options as of the Retirement Date in accordance with the Company’s current stock option plan.

3.             Accrued, Unused Vacation.  The Company will provide you with payment for all accrued, unused vacation on your next regularly scheduled paycheck, which shall be subject to all lawful or required deductions.

4.             No Other Compensation.  You acknowledge that, other than your accrued, unused vacation to which the Company has agreed to pay, you have been paid all other compensation and benefits which were owed to you by the Company, and that the Company is not obligated to pay or provide you with any further compensation or benefits of any nature.

5.             Release of Claims. In consideration of the payments and benefits provided to you under this Agreement, you, and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns forever release and discharge the Company, any of the Company’s parent, subsidiary or related companies, any Company-sponsored employee benefit plans in which you participate, and all of their respective officers, directors, trustees, shareholders, agents, employees, employees’ spouses, and all of their successors and assigns (collectively “Releasees”) from any and all claims, actions, causes of action, rights, or damages related in any way to your employment by the Company, including costs and attorneys’ fees (collectively “Claims”) whether known, unknown, or later discovered, arising from any acts or omissions that occurred prior to the date you sign this Agreement.

Without limiting the scope of the foregoing provision in any way, you specifically release all claims relating to or arising out of any aspect of your employment with the Company, including but not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 and the laws amended thereby; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act of 1967; The Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1963; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; any federal, state or local laws against discrimination or harassment or retaliation; any federal or state whistleblower law; any contract of employment, express or implied; any provision of the Constitution of the United States or of any particular State; and any other law, common or statutory, of the United States, or any particular State; any claim for the negligent and/or intentional infliction of emotional distress or specific intent to harm; any claims for attorneys fees, costs and/or expenses; any claims for unpaid or withheld wages, severance pay, benefits, bonuses, commissions and/or other compensation of any kind; and/or any other federal, state or local human rights, civil rights, wage and hour, wage payment, pension or labor laws, rules and/or regulations; all claims growing out of any legal restrictions on the Company’s right to hire and/or terminate its employees, including all claims that were asserted and/or that could have been asserted by you and all claims for breach of promise, public policy, negligence, retaliation, defamation, impairment of economic opportunity, loss of business opportunity, fraud, misrepresentation, etc.

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This release does not apply to claims that may arise after the date this Agreement is executed; to statutory claims for state unemployment insurance, worker’s compensation, disability insurance benefits (other than discrimination claims for such benefits); or to any other claims that cannot be waived herein under state or federal law.  Nothing in this Release shall preclude you from filing a charge with the Equal Employment Opportunity Commission or participating in any manner in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission, but this release waives any and all rights to recover monetary compensation or injunctive relief benefitting you personally in connection with any such charge, investigation, hearing, or proceeding.  Nothing in this Agreement prohibits or restricts you from communicating directly with a federal agency about potential securities laws violations or from applying for or receiving an award from the United States Securities and Exchange Commission (the “SEC”) pursuant to SEC Rules 21F-1 through 21F-17.

6.             No Claims.  You represent that you have not filed any Claim against the Company or other Releasees, that you will not cooperate or assist with any other person or entity in filing any Claim against the Company or other Releasees, and that you will not do so at any time in the future concerning Claims released in this Agreement; provided, however, that this will not limit you from filing an action to enforce the terms of this Agreement.

7.             No Representations.  You acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to you by the Company or by any of its agents, representatives, or attorneys to induce the execution of this Agreement.

8.             Voluntary Execution of Agreement.  You acknowledge that you have carefully read and fully understand all of the provisions of this Agreement, that you understand the significance and consequences of this Agreement, that it is voluntary, that it has not been entered into as a result of any coercion, duress or undue influence, and expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims.  You acknowledge that you had full opportunity to discuss any and all aspects of this Agreement with legal counsel, and have availed yourself of that opportunity to the extent desired.  You acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and have signed this Agreement only after full reflection and analysis.

9.             Consideration Period.  The Company advises you to consult with an attorney regarding this Agreement.  You may consider this Agreement for up to 21 days, though you can elect to sign this Agreement sooner.  You acknowledge that you had full opportunity to discuss any and all aspects of this Agreement with legal counsel, that you have had twenty-one (21) days to consult with counsel to consider whether to sign, or if you chose to forego legal counsel, you did so freely and knowingly.

10.           Revocation Period.  You acknowledge that you will have seven (7) days after you sign this Agreement to revoke your acceptance of this Agreement, and that this Agreement will not become effective until this seven (7) day period has expired.  Notice of revocation of this Agreement can be made by delivering written notice to the Senior VP of Human Resources of Lincoln Educational Services Corp., 200 Executive Drive, Suite 340, West Orange, NJ 07052.

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11.           Return of Property.  You acknowledge that you have returned to the Company all Company-owned property in your possession, specifically including all keys and keycard badges, all Company-owned equipment, and all Company documents, and computer-stored or transmitted information, specifically including all trade secrets and/or confidential Company information.

12.           Severability.  If any provision or any portion or any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

13.           Non-Disparagement.  Employee agrees not to disparage, or make any disparaging remarks to, or send to any person any disparaging communications concerning the Company or its business, or any of the other Releasees.

14.           No Cooperation. You agree not to act in any manner that might damage the business of the Company or its affiliates. You further agree that you will not knowingly encourage counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any other Releasee, unless under a subpoena or other court order to do so accept as otherwise permitted in this Agreement. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the Company or any other Releasee, you shall state no more than that you cannot provide counsel or assistance.

15.           Support for Legal Matters.  You also agree, within reasonable convenience to you, to cooperate with the Company in any legal action for which your participation is needed.  The Company agrees to try to schedule all such meetings so that they do not unduly interfere with your pursuits after the Retirement Date.  The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred in connection with your services described in this Section 15.

16.           Confidentiality.  Employee shall not directly or indirectly disseminate the terms of this Agreement to any person or entity not a party to this Agreement, except (a) by written agreement of the parties, (b) pursuant to a valid court order or subpoena, (c) as required by law, or (d) as otherwise provided in this section.  Employee may disclose the terms of this Agreement to her attorneys, financial advisors and/or immediate family, provided she first advises them that the terms must not be further disclosed.

17.           Notices.  Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

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if to you:

Deborah M. Ramentol
(address on file with Human Resources)

if to the Company:

Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, New Jersey 07052
Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section 17.  Notices of change of address shall be effective only upon receipt.

18.           Binding Effect; Successors.  This Agreement is binding upon and shall inure to the benefit of anyone who succeeds to the rights, interests or responsibilities of the parties hereto.  Employee makes the releases contained in this Agreement for the benefit of the Company and all who succeed to its rights, interests or responsibilities.

19.           Entire Agreement.          This Agreement sets forth the entire understanding between the parties in connection with its subject matter and supersedes all prior written or oral agreements or understandings concerning the subject matter of this Agreement. You acknowledge that in signing this Agreement, you have not relied upon any representation or statement not set forth in this Agreement made by the Company or any of its representatives.

20.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey, without reference to its conflict of laws principles.  Any action regarding the enforcement or interpretation of this Agreement shall be commenced only in the state of New Jersey.

21.           Counterparts.  This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

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Acknowledgment

By signing this Agreement, I acknowledge that: (a) I have read and fully understand this Agreement; (b) I have been allowed to consider this Agreement for up to 21 days; (c) I had the opportunity to consult with legal counsel regarding this Agreement and my rights upon execution; (d) I have signed this Agreement knowingly and voluntarily and without any duress or undue influence on the part or behalf of the Company, and (e) this Agreement shall not become effective or enforceable for a period of seven (7) days following its execution.

/s/ Deborah M. Ramentol	01/24/18
Employee’s Signature	Date

Lincoln Educational Services Corporation

/s/ Steve Ace	01/24/18
Senior Vice President of Human Resources	Date

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